Exhibit 99.1

Company Contact:	Investor Relations Contact:
Doug Norby	Lippert/Heilshorn & Associates
Senior Vice President, Chief Financial Officer	Moriah Shilton/Kirsten Chapman
Mike Forman	415-433-3777
Vice President, Finance and Administration	Moriah@lhai-sf.com
408-894-0700

Tessera Technologies Announces filing of patent infringement suit

San Jose, Calif., March 1, 2005 – Tessera Technologies, Inc. (Nasdaq: TSRA), a leading provider of miniaturization technologies for the electronics industry, today announced it has filed a patent infringement suit against Infineon Technologies AG (NYSE:IFX) and Micron Technology, Inc. (NYSE:MU) in the U.S. District Court for the Eastern District of Texas. In this suit, Tessera charges that certain of the defendants’ packages for memory and other semiconductor devices use Tessera patented inventions.

“The decision to proceed with this patent infringement filing was carefully considered,” said Chris Pickett, Tessera’s senior vice president and general counsel. “Tessera has positive business relationships with much of the semiconductor industry. Nevertheless, in view of the rapidly increasing adoption of Tessera’s technology in semiconductor devices, the decision was made to look to the court system to ensure that Tessera is fairly compensated for the use of its technology.”

“Tessera is confident that the strength of its intellectual property will be upheld once again,” added Pickett. “As is Tessera’s policy, there will be no further details provided on the litigation at this time. Tessera management will provide litigation updates on future quarterly earnings conference calls.”

About Tessera, Inc.

Tessera is a leading provider of miniaturization technologies for the electronics industry. Tessera enables new levels of miniaturization and performance by applying its unique expertise in the electrical, thermal and mechanical properties of materials and interconnect. As a result, Tessera’s technologies are widely adopted in high-growth markets including consumer, computing, communications, medical and defense. Tessera’s customers include the world’s top semiconductor companies such as Intel, Samsung, Renesas, Toshiba and Texas Instruments. The company’s stock is traded on the Nasdaq National Market under the symbol TSRA. Tessera is headquartered in San Jose, California. www.tessera.com.

Safe Harbor Statement

This press release contains forward-looking statements, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. Factors that might cause or contribute to such differences include, but are not limited to, fluctuations in Tessera’s operating results due to the timing of new license agreements and royalties, the pace of adoption of Tessera’s chip scale and multi-chip packaging technologies by the consumer electronics industry, Tessera’s ability to protect its intellectual property and increases in the costs of that effort and the risk of a decline in demand for semiconductor products. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. Tessera’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Report on Form 10-Q filed for the quarter ended September 30, 2004, include more information about factors that could affect the company’s financial results.

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